Exhibit 99.8

Voting Agreement

This Voting Agreement (this “Agreement”), dated as of January __, 2025, is entered into by and between and among the undersigned stockholders (each a “Stockholder” and collectively, “Stockholders”) of WiSA Technologies, Inc., a Delaware corporation (the “Company”) and the Company. Stockholders and the company may be individually referred to as a “Party” or collectively as the “Parties.”

WHEREAS, the Stockholders include Data Vault Holdings Inc. (“DV”), a Delaware corporation;

WHEREAS, DV and the Company entered into that certain Asset Purchase Agreement by and between the Company and DV dated September 4, 2024, as amended on November 14, 2024 (“DV APA”);

WHEREAS, upon the closing of the DV APA and the transactions contemplated thereby (the “DV Transaction”), DV and its shareholders will become a stockholder of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”);

WHEREAS, in connection with the execution of this Agreement, the Company, and CompuSystems, Inc., an Illinois corporation (“Target”), will enter into that certain Asset Purchase Agreement, by and between the Target and the Company (the “CSI APA”), pursuant to which the Company will obtain stockholders’ approval of transaction contemplated in the CSI APA (the “CSI Transaction”); and

WHEREAS, to obtain the benefits of the CSI Transaction and the DV Transaction for Stockholders and the Company and to induce Target to close the CSI transaction, Stockholders are willing to make certain agreements as set forth in this Agreement with respect to the shares of the Company Common Stock Beneficially Owned (as defined below) by Stockholders and set forth below Stockholder’s signature on the signature page hereto (the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.                  Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the CSI APA Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

(a)               “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b)               “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

(c)               “Person” means any of the undersigned stockholders, whether a natural person or entity.

2.                  Representations of Stockholder.

Each Stockholder hereby represents and warrants to Company, severally, and solely as to such Stockholder, that:

(a)               Ownership of Shares. Stockholder: (i) is the Beneficial Owner of, and has good and marketable title to, all of the Shares, free and clear of any proxy, voting restriction, adverse claim, or other liens, other than those created by this Agreement or under applicable federal or state securities laws; and (ii) has the sole voting and sole disposition power over all of the Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Stockholder is a party relating to the pledge, disposition, or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

(b)               Disclosure of All Shares Owned. Stockholder does not Beneficially Own any shares of Company Common Stock other than the Shares.

(c)               Power and Authority; Binding Agreement. Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally.

(d)               No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to Stockholder or result in any breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any lien on any of the Shares pursuant to, any agreement or other instrument or obligation (including organizational documents) binding upon Stockholder or any of the Shares.

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(e)               No Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity or any other Person on the part of Stockholder is required in connection with the valid execution, delivery, or performance of this Agreement. For the avoidance of doubt, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

(f)                No Litigation. There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or otherwise) (each an “Action”) pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.                  Agreement to Vote Shares.

(a)               Agreement to Vote and Approve. Each Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and for every action or approval by written consent or consents of the Company stockholders with respect to any of the following matters, to vote or cause the holder of record to vote the Shares: (i) in favor of (1) the CSI APA and the asset purchase and the other transactions contemplated by the CSI APA, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the CSI APA and/or the CSI Transaction; and against any action, proposal, transaction, or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the CSI APA or of any Stockholder under this Agreement, and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the CSI Transaction or the fulfillment of the Company’s conditions to Closing under the CSI APA or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Certificate of Incorporation.

4.                  No Voting Trusts or Other Arrangement.

Each Stockholder agrees that, during the term of this Agreement, Stockholder will not, and will not permit any Person under Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case other than those entered into with, or otherwise for the benefit of, Parent.

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5.                  Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, gift, pledge, convey any legal or Beneficial Ownership interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law, or otherwise), or encumber (each, a “Transfer”), any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of the Shares by Stockholder to: (a) any member of Stockholder’s immediate family; (b) a trust under which distributions may be made only to the Stockholder or any member of Stockholder’s immediate family; or (c) Stockholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries, for bona fide estate planning purposes by will or by the laws of intestate succession/to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Company, to be bound by all of the terms of this Agreement.

6.                  Additional Shares.

Each Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of, after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

7.                  Termination.

This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the date on which the CSI APA terminates in accordance with its terms; (b) the termination of this Agreement by mutual written consent of the Parties, and (c) the date that the CSI Transaction is approved; provided, however, that (i) this Section 7 shall survive the termination of this Agreement and remain in full force and effect, and (ii) nothing in this Section 7 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

8.                  No Agreement as Director or Officer.

Each Stockholder has entered into this Agreement solely in the Stockholder’s capacity as the record and Beneficial Owner of the Shares (and not in any other capacity, including any capacity as a director or officer of the Company). Nothing in this Agreement: (a) will limit or affect any actions or omissions taken by a Stockholder in such Stockholder’s capacity as a director or officer of the Company, including in exercising rights under the CSI APA, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict a Stockholder from exercising such Stockholder’s fiduciary duties as a director or officer to the Company or its stockholders.

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9.                Further Assurances.

Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Company may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

10.              Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the Parties with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both Parties. No waiver of any provisions hereof by either Party shall be deemed a waiver of any other provisions hereof by such Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such Party.

11.              Notices.

All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of: (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at their addresses set forth below their signatures (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11):

12.              Miscellaneous.

(a)               Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

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(b)               Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(B).

(c)               Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the CSI Transaction is consummated.

(d)               Severability. If any term or provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(f)                Interpretation. The section headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if,” and the word “or” is not exclusive. The definitions of terms defined herein, or defined in the CSI APA and incorporated herein, shall apply equally to the singular and plural forms of such terms. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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(g)               Assignment. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment contrary to the provisions of this Section 12(g) shall be null and void.

(h)               Third-Party Beneficiaries. Target is an express third-party beneficiary under this Agreement as a result of the benefits expected to accrue to Target as a result of the approval of the CSI Transaction by the stockholders of Company. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, Target, and their respective successors and permitted assigns, any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

WISA TECHNOLOGIES, INC.

By:	/s/ Brett Moyer.
Name:	Brett Moyer
Title:	Chief Executive Officer

15268 NW Greenbrier Pkwy
Beaverton, OR 97006
Email: bmoyer@wisatechnologies.com

[Stockholder Signature Page to Follow]

[Signature Page to Voting Agreement]

[SHAREHOLDER]

By:
Name:
Title:

Address:
Email:
Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement:

[Signature Page to Voting Agreement]